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                                                                                                  EXHIBIT 11.1


                                          SNYDER OIL CORPORATION

                                     COMPUTATION OF PER SHARE EARNINGS
                                               (Unaudited)




                                                                                 Quarter Ended March 31,
                                                                               --------------------------
                                                                                1998              1997
                                                                               --------         ---------
                                                                           (In thousands, except share data)


Net income applicable to common                                                $ 1,838           $18,376
                                                                               --------         ---------

Effect of dilutive securities assuming conversion                                 -                2,469

                                                                               --------         ---------
Net income applicable to common - assuming conversion                          $ 1,838           $20,845
                                                                               ========         =========



Weighted average shares outstanding                                             33,372            31,030
Assumed exercise of vested common stock options
     net of treasury shares repurchased                                            210               172
Assumed conversion of 6% preferred stock                                          -                5,052
Assumed conversion of debt                                                        -                3,578
                                                                               --------         ---------

        Weighted average shares outstanding - assuming dilution                 33,582            39,832
                                                                               ========         =========



Basic earnings per share:

Income per common share                                                          $ .06             $ .59
                                                                               ========         =========


Diluted earnings per share:

Income per common share - assuming dilution                                      $ .05             $ .52
                                                                               ========         =========
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